SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )


Filed by the registrant  [x]
Filed by a party other than the registrant  [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Protein Design Labs, Inc.
(Name of Registrant as Specified in Its Charter)

Protein Design Labs, Inc.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x]  No filing fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:
________________________________________________________________________

[  ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:


PROTEIN DESIGN LABS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 17, 1999



Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Protein Design Labs, Inc., a Delaware corporation (the "Company"), to be held on June 17, 1999 at 8:00 a.m. at the principal offices of the Company, located at 34801 Campus Drive, Fremont, California 94555, for the following purposes:

1. To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To approve the 1999 Stock Option Plan to provide an available reserve of 925,000 shares of the Company's Common Stock for the grant of options to employees, directors and consultants.

3. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.

4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 19, 1999 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.


                                By Order of the Board of Directors


                                Douglas O. Ebersole
                                Secretary

Fremont, California
May 10, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING


TABLE OF CONTENTS



                                                                    Page

VOTING RIGHTS                                                        1

NOMINATION AND ELECTION OF DIRECTORS                                 2

     Meetings of the Board of Directors                              3

APPROVAL OF THE COMPANY'S 1999 STOCK OPTION PLAN                     5

APPOINTMENT OF INDEPENDENT AUDITORS                                 10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT      11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                      13

EXECUTIVE COMPENSATION AND OTHER MATTERS                            13

     Executive Officers                                             13
     Compensation of Executive Officers                             15
     Stock Options Granted in Fiscal 1998                           16
     Option Exercises and Fiscal 1998 Year End Values               17
     Compensation of Directors                                      17
     Change of Control Arrangements, Termination of Employment
      Arrangements                                                  18

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION      19

     Compensation Policies                                          19
     Compensation Components                                        19
     Chief Executive Officer's Compensation                         20

COMPARISON OF STOCKHOLDER RETURNS                                   21

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                22

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING        22

TRANSACTION OF OTHER BUSINESS                                       22









PROXY STATEMENT

1999 ANNUAL MEETING OF STOCKHOLDERS

PROTEIN DESIGN LABS, INC.
34801 Campus Drive
Fremont, California  94555
(510) 574-1400


        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PROTEIN DESIGN LABS, INC., a Delaware corporation (the "Company"), of Proxies for use at the annual meeting of stockholders to be held on June 17, 1999, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately May 10, 1999. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Stockholders for the fiscal year ended December 31, 1998, including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.

VOTING RIGHTS

        The voting securities of the Company entitled to vote at the annual meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the annual meeting. On that date, there were 18,618,825 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

        All shares represented by valid Proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the annual meeting and electing to vote in person.

PROPOSAL ONE
NOMINATION AND ELECTION OF DIRECTORS

        The Company has a classified Board of Directors (the "Board") consisting of two Class I, one Class II and three Class III directors who will serve until the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

        The terms of the current Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board at the meeting. Management's nominees for election by the stockholders to those two positions are George M. Gould, Esq. and Jon S. Saxe, Esq., the current Class I members of the Board. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2002 and until their successors are duly elected and qualified. If any nominee(s) declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominee(s) as the Board may recommend in place of such nominee(s).

        If a quorum is present and voting, the two nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present in determining if a quorum is present.

        Except as expressly provided, certain information concerning the current directors as of December 31, 1998, including the Class I nominees to be elected at this meeting, is set forth below.

                                                                                   Director
       Nominee/Director               Positions with the Company           Age       Since
---------------------------  -----------------------------------------  ---------  --------
Class I directors nominated for election at the 1999 Annual Meeting of Stockholders

George M. Gould, Esq.        Director                                         61      1989

Jon S. Saxe, Esq.            Senior Advisor to the Chief Executive Officer,   62      1989
                             Director

Class II directors whose term expires at the 2000 Annual Meeting of Stockholders

Cary L. Queen, Ph.D.         Senior Vice President and                        48      1987
                             Vice President, Research,
                             Director

Class III directors whose terms expire at the 2001 Annual Meeting of Stockholders

Jurgen Drews.M.D.            Director                                         65      1997

Laurence Jay Korn, Ph.D.     Chief Executive Officer,                         49      1986
                             Chairperson of the Board

Max Link, Ph.D.              Director                                         58      1993

(1) Effective as of May 1999.



        Jurgen Drews, M.D., has been a director of the Company since
February 1997. Since March 1998, Dr. Drews has served as a contributing advisor to OrbiMed Advisors. Dr. Drews served as President, Global Research and as a member of the Executive Committee of the Roche Group from January 1996 to December 1997. From January 1991 to December 1995, Dr. Drews served as President, International Research and Development and as a member of the
Executive Committee for the Roche Group.   Prior to that time, Dr. Drews
served as Chairman of the Research Board and member of the Executive Committee for F. Hoffmann-La Roche Ltd. from April 1986 to December 1990. Dr. Drews served as Head of International Pharmaceutical Research and Development for Sandoz Ltd. from January 1982 to July 1985. Dr. Drews also serves as a director of MorphoSys GmbH, Genomics Pharmaceutical Company and Human Genome Sciences, Inc.

     George M. Gould, Esq., has been a director of the Company since October 1989. Since June 1996, Mr. Gould has served as of counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione (formerly Crummy, Del Deo, Dolan, Griffinger & Vecchione). From May 1996 to December 1996, Mr. Gould was a Senior Vice President of PharmaGenics, Inc. Prior to that time Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Hoffmann-La Roche Inc. ("Roche") from October 1989 to May 1996.

     Laurence Jay Korn, Ph.D., has been a director and Chairperson of the Board since July 1986 and has served as Chief Executive Officer since January 1987. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Korn received his Ph.D. from Stanford University ("Stanford") and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge, England, before becoming an Assistant Professor at Stanford.

     Max Link, Ph.D., has been a director of the Company since June 1993. Dr. Link served as the Chief Executive Officer of Boehringer Mannheim -- Therapeutics from October 1993 to May 1994 and as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation from October 1971 to April 1992. Dr. Link is also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceutical Inc., Cell Therapeutics, Inc., CytRx Corp., Discovery Laboratories, Inc., Human Genome Sciences, Inc., Procept, Inc., Osiris Therapeutics, Inc. and Celsion Corporation.

     Cary L. Queen, Ph.D., has been a director since January 1987 and has served as Vice President, Research, since April 1989 and as Senior Vice President since June 1993. Previously, Dr. Queen held positions at the National Institutes of Health from 1983 to 1986, where he studied the regulation of genes involved in the synthesis of antibodies. Dr. Queen received his Ph.D. in Mathematics from the University of California at Berkeley and subsequently served as an Assistant Professor of Mathematics at Cornell University.

     Jon S. Saxe, Esq., has been a director of the Company since March 1989. As of May 1999, Mr. Saxe will serve as the Senior Advisor to the Chief Executive Officer of the Company. From January 1995 to April 1999, Mr. Saxe served as President of the Company. Mr. Saxe was a consultant to the Company from June 1993 to December 1994. He has served as President of Saxe Associates since May 1993. Mr. Saxe is also a director of INCYTE Pharmaceuticals Inc., RiboGene, Inc., and ID Biomedical Corporation. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law.

Meetings of the Board of Directors

        During the 1998 fiscal year, the Board held six meetings. During that period, the Audit Committee of the Board held four meetings and the Compensation Committee of the Board held one meeting. The Company does not have a Nominating Committee of the Board. Attendance by the directors at meetings held in the Company's 1998 fiscal year was 98% for the Board, 90% for the Audit Committee and 100% for the Compensation Committee.

        The Audit Committee consists of two members. The members of the Audit Committee are George M. Gould and Max Link. From April 1998 to August 1998, the Audit Committee consisted of three members: Mr. Gould, Mr. Link and Stanley Falkow. In September 1998, Dr. Falkow resigned from the Board of Directors and the Audit Committee in connection with becoming an employee of the Company. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, (iii) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (iv) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent auditors, (v) overseeing compliance with the Foreign Corrupt Practices Act, (vi) reviewing the Company's financial press releases with the auditors and management and
(vii) reviewing and approving (or rejecting) any transaction that may present potential for conflict of interest, such as with the Company's officers, directors or significant stockholders.

        The Compensation Committee consists of two members. The members of the Compensation Committee are George M. Gould and Max Link, who served in this capacity for fiscal 1998. The functions of the Compensation Committee include (i) designing and implementing competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and determining or making recommendations to the Board regarding compensation of the Company's officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company's 1991 Stock Option Plan, as amended (the "1991 Plan") and granting or recommending grants of stock options and shares of stock to the Company's executive officers and directors under the Option Plan and (iv) establishing and reviewing Company policies in the area of management perquisites.


PROPOSAL TWO
APPROVAL OF THE COMPANY'S 1999 STOCK OPTION PLAN

        At the Annual Meeting, the stockholders will be asked to approve the Protein Design Labs, Inc. 1999 Stock Option Plan (the "1999 Plan"). On April 29, 1999, the Board of Directors (the "Board") adopted the 1999 Plan subject to and effective upon its approval by the stockholders in order to augment and ultimately replace the Company's 1991 Stock Option Plan (the "1991 Plan") when that plan expires in December 2001 or is otherwise terminated earlier by the Board.

        The Board of Directors believes that in order to successfully attract and retain the best possible candidates for positions of responsibility, the Company must continue to offer a competitive equity incentive program. As of April 29, 1999, only 93,839 shares remained available for future stock option grants under the 1991 Plan, a number that the Board believes to be insufficient to meet the Company's anticipated needs. The proposed 1999 Plan is intended to ensure that the Company will continue to have available a reasonable number of shares for its stock option program. It authorizes an additional 925,000 shares of the Company's Common Stock to be made available for stock option grants. When the 1991 Plan terminates, any shares then remaining available for grant or which subsequently become available upon the termination of options outstanding under the 1991 Plan, if any, will be added automatically to the 1999 Plan.

Summary of the 1999 Plan

        The following summary of the 1999 Plan is qualified in its entirety by the specific language of the 1999 Plan, a copy of which is available to any stockholder upon request.

        General. The purpose of the 1999 Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward the Company's employees, directors and consultants and by motivating such persons to contribute to the Company's goals. The 1999 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant to employees, directors and consultants of nonstatutory stock options.

        Shares Subject to 1999 Plan. Initially, a maximum of 925,000 of the authorized but unissued or reacquired shares of Common Stock of the Company may be issued under the 1999 Plan. Upon the termination of the 1991 Plan, any shares then remaining available for grant under that plan or which would otherwise become available for grant under the 1991 Plan upon the subsequent cancellation, termination or expiration of options outstanding under that plan will be added automatically to the number of shares authorized for issuance under the 1999 Plan. However, no more than 925,000 shares will be cumulatively available under the 1999 Plan for issuance upon the exercise of incentive stock options. Appropriate adjustments will be made to the shares subject to the 1999 Plan, the foregoing limit on incentive stock option shares, the "Grant Limit" described below and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. If any outstanding option expires, terminates or is canceled, or if unvested shares acquired pursuant to an option are repurchased by the Company, under the 1999 Plan the terminated or repurchased shares will be returned to the 1999 Plan and again become available for grant.

        To enable the Company to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options granted under the 1999 Plan, such plan is designed to qualify the compensation as "performance-based compensation" under Section 162(m) of the Code. To comply with Section 162(m), the 1999 Plan limits the number of shares for which options may be granted to any employee. Under this limitation, no employee (or prospective employee) may be granted options for more than 400,000 shares in any fiscal year (the "Grant Limit"). The Grant Limit is subject to appropriate adjustment in the event of certain changes in the Company's capital structure, as previously described.

        Administration. The 1999 Plan will be administered by the Board or, if the Board appoints a committee, a duly appointed committee of the Board, which, in the case of options intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, must be comprised solely of two or more "outside directors" within the meaning of Section
162(m). (For purposes of this discussion, the term "Board" refers to either the Board of Directors or such committee.) Subject to the provisions of the 1999 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to the Company upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend, modify, extend, cancel, renew, or grant a new option in substitution for, any option, waive any restrictions or conditions applicable to any option, and accelerate, continue, extend or defer the exercisability or vesting of any option. The Board will interpret the 1999 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1999 Plan or any option.

        Eligibility. Options may be granted under the 1999 Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, options may be granted to prospective employees, directors or consultants in connection with written offers of employment, directorship or consulting relationship, provided that no shares may be purchased prior to such person's commencement of service. As of March 31, 1999, the Company had approximately 268 employees, including 11 officers, 6 directors (3 of whom are officers) and 54 consultants who would be eligible under the 1999 Plan. The Company generally does not grant stock options to consultants. Moreover, while any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options.

        Terms and Conditions of Options. Each option granted under the 1999 Plan will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1999 Plan. Options will have an exercise price as determined by the Board, provided that all incentive stock options must have an exercise price at least equal to the fair market value of a share of the Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of March 31, 1999, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $15.0625 per share.

        The 1999 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option; to the extent legally permitted, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the exercise price or by means of a promissory note if the optionee is an employee; by such other lawful consideration as may be approved by the Board; or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision to the Company for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. The maximum term of an incentive stock option granted under the 1999 Plan is ten years, provided that an incentive stock option granted to any Ten Percent Stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee's termination of service. However, if such termination results from the optionee's death or disability, the option generally will remain exercisable for 12 months.

        Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the 1999 Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

        Change in Control. The 1999 Plan defines a "Change in Control" of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party;
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company's rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation's stock. However, if an outstanding option is not assumed or replaced, the 1999 Plan provides that its vesting and exercisability will be accelerated effective ten days prior to the Change in Control to such extent, if any, as specified by the Board in the option agreement. Options that are not assumed, replaced or exercised prior to the Change in Control will terminate. In addition, the 1999 Plan provides that if, within 12 months following a Change in Control, the optionee's service is involuntarily terminated without cause (as defined in the 1999
Plan) or constructively terminated (as defined in the 1999 Plan), then generally the vesting and exercisability of the option will be accelerated to such extent, if any, as may be specified by the Board in the option agreement, and the option will remain exercisable for six months after the date of the optionee's termination of service (but not beyond the option's expiration date).

        Termination or Amendment. The 1999 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under such plan have been issued and all restrictions on such shares under the terms of the 1999 Plan and the agreements evidencing options granted under such plan have lapsed, provided that all incentive stock options must be granted within ten years of the effective date of the 1999 Plan. The Board may terminate or amend the 1999 Plan at any time. However, without stockholder approval, the Board may not amend the 1999 Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect an outstanding option unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve an option's status as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide as to the U.S. federal income tax consequences under current law of participation in the
1999 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

        Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company's right to repurchase them at the original exercise price upon the optionee's termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

        No options will be granted under the 1999 Plan prior to its approval by the stockholders of the Company. Future grants under the 1999 Plan will be made at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the 1999 Plan will depend on a number of factors, including the fair market value of the Company's Common Stock on future dates and the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the 1999 Plan.

        THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that approval by the stockholders of the 1999 Stock Option Plan is not obtained, the 1999 Stock Option Plan will not be adopted.

        Approval of this proposal requires a number of votes "For" the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum, with abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.



PROPOSAL THREE
APPOINTMENT OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal 1999. Ernst & Young LLP (or its predecessors) has acted in such capacity since its appointment for fiscal 1986. Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

        The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1998 by (i) each person who is known by the Company, based on the records of the Company's transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission ("SEC"), to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each member of the Board, (iii) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1998 ("Named Executive Officers"), and (iv) all members of the Board and executive officers of the Company as a group. Unless otherwise specified, the address of each named individual is the address of the Company.



                                                       Amount of        Percent of
Name of Beneficial Owner or Group and Nature          Beneficial        Common Stock
of Beneficial Ownership                            1   Ownership        Outstanding
--------------------------------------------------   -----------------  -----------
Corange International Limited                      2    1,682,877             9.05%
22 Church Street
Hamilton HM HX
P.O. Box HM2026
Bermuda

Laurence Jay Korn, Ph.D.                           3      839,637             4.52%

Cary L. Queen, Ph.D.                               4      830,292             4.47%

Jon S. Saxe                                        5      223,227             1.20%

Daniel J. Levitt, M.D., Ph.D.                      6       60,493               *

Douglas O. Ebersole                                7       39,656               *

George M. Gould                                    8       33,700               *

Max Link, Ph.D.                                    9       26,417               *

Jurgen Drews, M.D.                                10       12,000               *

All directors and executive officers as a group         2,126,304            11.44%
(14 persons)   3, 4, 5, 6, 7, 8, 9, 10, 11
*Less than 1%


1       Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

2       Based solely on information as filed with the SEC by Corange
International Limited, a wholly owned subsidiary of a series of related companies controlled by Roche Holding Ltd.

3       Includes 291,667 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.  Also includes 6,667 shares held as separate property by Dr.
Korn's spouse with respect to which Dr. Korn disclaims beneficial ownership.

4       Includes 203,542 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998. Also includes 4,300 shares held in trusts for the benefit of certain of Dr. Queen's relatives with respect to which Dr. Queen disclaims beneficial ownership.

5       Includes 210,375 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.

6       Includes 58,333 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.

7       Includes 37,631 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.

8       Includes 33,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.

9       Includes 3,500 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December 31, 1998.

10      Includes 12,000 shares issuable upon the exercise of options which are currently, or which will become, exercisable within 60 days after December
31, 1998.

11      Total includes all directors and officers who served in that capacity as of December 31, 1998 and 910,506 shares issuable upon the exercise of options beneficially owned by such directors and officers which are currently, or which will become, exercisable within 60 days after December 31, 1998.
Total does not include 46,000 shares and shares issuable upon the exercise of options beneficially owned by Stanley Falkow, Ph.D., who resigned as a director in September 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective in June 1997, the Company entered into a Sponsored Research Agreement with Stanford University to provide aggregate funding and equipment support of up to $3.4 million over a period of 3 years in support of the laboratory of Dr. Falkow, a Distinguished Investigator and for most of 1998, a director of the Company. In 1998, the Company provided approximately $602,000 in funding support under this commitment. The funding arrangement provides the Company with certain exclusive rights to intellectual property resulting from the research efforts in Dr. Falkow's laboratory during the funding period. The amount of annual funding from the Company is subject to reduction in the event that Dr. Falkow obtains other grants or financial support for his laboratory. In addition, the Company paid Dr. Falkow approximately $60,000 in 1998 for services in his capacity as a Distinguished Investigator for the Company. In September 1998, Dr. Falkow resigned from the Board of Directors and the Audit Committee in connection with becoming an employee of the Company.

In July 1998, in connection with Dr. Kirkman's employment as Vice
President, Business Development and Corporate Communications of the Company, Dr. Kirkman received certain relocation and housing loans in the aggregate amount of $200,000 for terms ranging from six months to four years. As of April 1999, Dr. Kirkman has repaid $100,000 of the outstanding principal balance plus accrued interest on amounts repaid. Of the currently outstanding loan amounts, accrued interest on $40,000 of the outstanding principal is forgivable annually on each anniversary of his employment so long as Dr. Kirkman is a full-time employee of the Company at that time, and $40,000 of the outstanding principal is forgivable on the fourth anniversary of his full-term employment with the Company. Interest on the remaining $60,000 of the outstanding loan amounts is payable annually and the principal balance is due in two equal installments on the third and fourth anniversary dates of the promissory note. All amounts borrowed accrue interest at a rate of 5.68% per annum until repaid.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

Certain information with respect to the Company's executive officers as of December 31, 1998, except as otherwise noted, is set forth below. See "NOMINATION AND ELECTION OF DIRECTORS" for information regarding Drs. Korn and Queen and Mr. Saxe, three of the Company's executive officers.

Douglas O. Ebersole has served as the Company's Senior Vice President, Licensing and Corporate Services since April 1998, and as General Counsel and Secretary since July 1992. From April 1996 until April 1998, Mr. Ebersole served as Vice President, Licensing and Corporate Services in addition to his positions as General Counsel and Secretary. Prior to joining the Company, he served first as Associate General Counsel and later as General Counsel at NeXT Computer, Inc. ("NeXT"). Prior to joining NeXT in 1989, he was a partner in the corporate department of the law firm Ware & Freidenrich. Mr. Ebersole received his J.D. from Stanford Law School.

Daniel J. Levitt, M.D., Ph.D., has served as Senior Vice President,
Clinical and Regulatory Affairs of the Company since November 1996. From February 1995 to October 1996 he served as Vice President of Drug Development and Chief Medical Officer of Geron Corporation. From January 1990 until January 1995, Dr. Levitt held various positions at Sandoz Pharma Ltd., most recently as Worldwide Head of Oncology Clinical Research and Development. From 1986 to 1990, Dr. Levitt held various positions with Hoffmann-La Roche Inc. ("Roche"), including Director of Clinical Oncology and Immunology. He received post-graduate training at Yale-New Haven Hospital and the University of Chicago Pritzker School of Medicine. Dr. Levitt holds an M.D. and Ph.D. from the University of Chicago Pritzker School of Medicine.

William R. Benjamin, Ph.D., has served as the Company's Vice President,
Drug Discovery since July 1997. Prior to joining the Company, from November 1982 to June 1997, Dr. Benjamin was an employee of Roche most recently serving as Vice President of Inflammation and Autoimmune Diseases. At Roche, Dr.Benjamin was responsible for leading the drug discovery activities of a multidisciplinary research department in the areas of inflammatory and immune-based diseases. From January 1981 to November 1982, Dr. Benjamin was a postdoctoral fellow at the National Institute of Dental Research at the National Institutes of Health. Dr. Benjamin received his Ph.D. degree from the University of South Florida, College of Medicine.

Christine C. Booker has served as the Company's Vice President, Quality and Compliance since February 1996. Prior to joining the Company, from February 1995 through January 1996, Ms. Booker served as a consultant to the Company. From August 1994 to July 1996, Ms. Booker served as the principal consultant for Booker Associates. From March 1992 to October 1994, Ms. Booker served as Director, Quality Assurance for Synergen, Inc. From October 1980 to February 1992, Ms. Booker served in various positions at Genentech, Inc., including Associate Director, Technical Operations. Ms. Booker received her B.S. in Chemistry from DePaul University.

D. Scott Geyer has served as the Company's Vice President, Technical Development since April 1998. Prior to that time, Mr. Geyer served as the Company's Senior Director, Technical Operations from July 1997 to March 1998. Prior to joining the Company in July 1996, Mr. Geyer held various positions with the Ares-Serono Group from April 1987 to June 1996, most recently as Executive Director, Process Development at Ares Advanced Technology, Inc. Prior to that time, Mr. Geyer served in various positions at Ares Advanced Technology, Inc. from August 1994 to June 1996. Mr. Geyer received his B.S. in Microbiology from the University of Southwestern Louisiana and his M.S. in Veterinary Microbiology from Texas A&M University.

Peter H. Grassam has served as the Company's Vice President, Manufacturing and General Manager of the Company's Plymouth, Minnesota facility since January 1998. From September 1993 to January 1998, Mr. Grassam served as the Vice President of Operations and General Manager at the Smithfield site of Alpha Beta Technology, Inc., and as the Vice President of Operations at Serono Laboratories, Inc., from January 1992 to September 1993. Mr. Grassam received his Bachelor of Pharmacy from the University of London and received his post graduate certification at Groby Road Hospital, in England. Mr. Grassam is a Member of the Royal Pharmaceutical Society of Great Britain and the American Pharmaceutical Association.

Helen S. Kim has served as the Company's Vice President, Marketing since July 1998. From January 1997 through July 1998, Ms. Kim served as Vice President of Strategic Marketing for the therapeutics, technologies and vaccines businesses of Chiron Corporation ("Chiron"). From October 1989 through December 1996, Ms. Kim held various positions at Chiron including Director of Business Development and Director of New Products Planning. Ms. Kim received her MBA from University of Chicago and her B.S. in Chemical Engineering from Northwestern University.

Robert L. Kirkman, M.D., has served as the Company's Vice President,
Business Development and Corporate Communications since July 1998. Prior to joining the Company, Dr. Kirkman served as the Chief of the Division of Transplantation at Brigham and Women's Hospital from 1992 to 1998. Dr. Kirkman was appointed to the position of Associate Professor of Surgery at Harvard Medical School from 1987 to 1998 and served as an Associate in Surgery
at Massachusetts General Hospital from 1995 to 1998.   Dr. Kirkman holds an
M.D. from Harvard Medical School and received his post-graduate training at Peter Bent Brigham Hospital and Brigham and Women's Hospital.


Compensation of Executive Officers

        The following table sets forth information concerning the compensation of the Named Executive Officers, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998, during the fiscal years ended December 31, 1998, 1997 and 1996:

                                           SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                       Compensation
                                   Annual Compensation 1                 Awards
                              ------------------------------   ------------------------
                                                   Other
                                                   Annual        Restricted  Securities
                                        Salary    Compen-          Stock     Underlying
  Name and Principal Position  Year       ($)     sation($)         ($)      Options(#)
---------------------------- --------- --------- ----------    ------------ -----------
Laurence Jay Korn                1998   398,521      --              --         50,000
Chief Executive Officer          1997   377,051      --              --           --
                                 1996   356,220      --              --         50,000

Jon S. Saxe                      1998   377,131      --              --         40,000
President                        1997   360,747      --              --           --
                                 1996   339,915      --              --         35,000

Cary L. Queen                    1998   285,066      --              --         25,000
Senior Vice President            1997   271,209      --              --           --
and Vice President, Research     1996   256,220      --              --         30,000

Daniel J. Levitt                 1998   278,354     45,000 2         --         30,000
Senior Vice President,           1997   262,331      --              --           --
Clinical and Regulatory Affai    1996    71,733      --              --        100,000

Douglas O. Ebersole              1998   268,734      --              --         48,750
Senior Vice President,           1997   243,214      --              --         18,750
Licensing and Corporate          1996   224,255      --              --           --
Services, General Counsel and
Secretary


----------------
1       Compensation deferred at the election of the executive officer under the Company's 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company. No bonuses were paid in 1996, 1997 or 1998 to the named individuals and the bonus column is omitted from the table.

2       Compensation due to forgiveness of a portion of the principal from a relocation and housing loan to Dr. Levitt provided in connection with his joining the Company in 1996.


Stock Options Granted in Fiscal 1998

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1998 to the Named Executive Officers:

                      OPTIONS GRANTED IN THE LAST FISCAL YEAR


                         Individual Grants
------------------------------------------------------------------
                                     % of
                                     Total                           Potential Realizable
                       Number of    Options                           Value at Assumed
                      Securities    Granted                          Annual Rates of Stock
                      Underlying      to      Exercise              Price Appreciation for
                        Options    Employees   or Base    Expir-       Option Term(4)
                        Granted    in Fiscal    Price      ation    -----------------------
        Name           (#)(1,2)     Year(%)   ($/Sh)(3)    Date       5% ($)      10% ($)
--------------------- -----------  ---------  ---------  ---------  ----------- -----------
Laurence Jay Korn         50,000        6.2     38.625     4/2/08    1,214,553   3,077,915
Jon S. Saxe               40,000        4.9     38.625     4/2/08      971,642   2,462,332
Daniel J. Levitt          30,000        3.7     38.625     4/2/08      728,732   1,846,749
Cary L. Queen             25,000        3.1     38.625     4/2/08      607,276   1,538,958
Douglas O. Ebersole       48,750        6.0     38.625     4/2/08    1,184,189   3,000,967

----------------

1       Options granted vest over a four year period at the rate of one fourth one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Only vested shares are exercisable. All outstanding options held by employees have terms of ten years. The Company has never granted any Stock
Appreciation Rights and references to this security are omitted.

2       Under the 1991 Plan, the Board retains some discretion to modify the terms of outstanding options; see "Change of Control Arrangements, Termination of Employment Arrangements."

3       All options granted to employees were granted at market value on the date of grant.

4       Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration of the effects such assumed appreciation would have on a stockholder's investment, one share of stock purchased at $23.125 in 1998 (closing price as of December 31, 1998) would yield profits of $14.54 per share at 5% appreciation per year over ten years or $36.86 per share at 10% appreciation per year over the same period. The "potential realizable values" in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the ten year term of the options granted.


Option Exercises and Fiscal 1998 Year End Values

        The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1998, and unexercised options held as of December 31, 1998, by the Named Executive Officers:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END VALUES (1)


                       Shares                    Number of Securities        Value of Unexercised
                      Acquired                   Underlying Unexercised       In-the-Money Options
                         on         Value      Options at 12/31/98 (#)(2)     at 12/31/98 ($)(3)
                      Exercise     Realized    --------------------------  ---------------------------
Name                     (#)         ($)       Unexercisable Exercisable   Unexercisable Exercisable
--------------------- ---------  ------------  ------------ -------------  ------------ --------------
Laurence Jay Korn          --           --          79,167       270,833        22,266      1,958,984
Jon S. Saxe                --           --          61,354       193,396        18,750      1,326,844
Cary L. Queen           20,000       597,438        43,125       191,875        17,813      1,384,688
Daniel J. Levitt           --           --          77,917        52,083          --           --
Douglas O. Ebersole     75,000     2,151,738        71,067        26,433        20,416         39,584

----------------

1       The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

2       See footnote 1 of the "OPTION GRANTS IN THE LAST FISCAL YEAR" table for information concerning the vesting provisions of these stock options.

3       Based on a value of $23.125 which was the closing price of the Company's
Common Stock as of December 31, 1998.

Compensation of Directors

        As of December 31, 1998, each director who is not an employee of the Company was authorized to receive cash compensation in the amount of $3,000 each fiscal quarter, and an additional $3,000 per year for each committee membership, or such other amount as the Board may approve, and may be reimbursed for expenses incurred in attending each Board and committee meeting.

        As of December 31, 1998, the Company's Outside Directors' Stock Option Plan (the "Directors' Plan") provided for the initial automatic grant of an option to purchase 30,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Directors"). The Directors' Plan also provides for a subsequent grant to Outside Directors to purchase 30,000 shares of the Company's Common Stock on the date five years from the date of the initial grant and every fifth anniversary thereafter; provided, however, that if the director was granted an option under the 1991 Plan prior to February 14, 1992 (the date of adoption of the Directors'
Plan), the subsequent grant shall be on the date five years from the date of such grant. Options under the Directors' Plan are granted at the fair market value of the Company's Common Stock on the date of grant and vest as to 1/60 of the shares subject to the option per month until such time as the optionee ceases to be a director for any reason. Options granted under the Directors' Plan to date have terms of either 6 or 10 years from the date of grant.



Change of Control Arrangements, Termination of Employment Arrangements

        Options issued to full-time employees under the 1991 Plan contain provisions pursuant to which an additional twenty five percent (25%) of the total number of options subject to vesting under any outstanding employee stock option agreement will vest if either (a) in connection with a "transfer of control," an acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation's stock, or (b) within one year following a "transfer of control," the option holder is either terminated by the Company or its successor without cause or resigns from employment within a reasonable time following "constructive termination."

        Under the terms of the Directors' Plan, in the event of the sale, dissolution, or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation or in which the stockholders of the Company immediately before such event beneficially own, directly or indirectly, less than 50% of the voting securities of the surviving corporation immediately after such event, and if the surviving corporation does not assume or substitute new options for the outstanding options, the Board may, but is not obligated to, provide that any unexercisable and/or unvested portion of the outstanding options shall be immediately exercisable and vested. Any options which are neither assumed nor substituted for by the acquiring corporation nor exercised as of the date of the transfer of control shall terminate effective as of the date of the transfer of control.

        Under the proposed 1999 Plan, if approved, individuals receiving options will have certain rights in the event of a change in control of the Company. See "Proposal Two --- Approval of the Company's 1999 Stock Option Plan --- Change in Control."


REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") for 1998 was composed of two non-management directors of the Board of Directors (the "Board"). The Committee is responsible for administering the policies governing annual compensation of executive officers, and after considering the performance of the Company's executive officers, recommending to the Board the annual grant of stock options to eligible executive officers under the Company's 1991 Stock Option Plan (the "1991 Plan"), and recommending to the Board the annual salary component of each executive officer's compensation. The Committee also has the authority to grant stock options to executive officers under the 1991 Plan, if it so desires.

Compensation Policies

        The goals of the Company's compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the
Company by offering compensation which is competitive in the industry, to motivate executives to achieve the Company's business and scientific objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses annual salary and stock option grants to meet these goals.

Compensation Components

        Subject to approval by the Board, salaries and stock option grants for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and taking into consideration total compensation for comparable positions among companies in the Company's industry or in industries which employ individuals of similar education and background to the executive officer being recruited, salaries of and stock option grants to the other executive officers of the Company, the individual's experience, reputation in his or her industry and expected contributions to the Company. The Company conducts a focal performance review program instituted by the Company in 1997, which includes reviews by and comments from supervisors, peers and subordinates of the Company's executive officers. The Committee reviewed the performance of all executive officers for the year ended December 31, 1998 in early 1999. The Company's Human Resources staff provides the Committee with the results of the focal performance review program, compensation surveys and other data to enable the Committee to review the reasonableness of compensation paid to executive officers of the Company and to compare the Company's compensation package with compensation awarded by companies in the biotechnology, pharmaceutical and other similar industries. As such, the group of companies used for compensation comparison purposes is not limited to the biotechnology industry and is not necessarily the same group of companies that comprise the industry group index for comparison of stockholder returns.

        The size of annual salary adjustments for individual executive officers are primarily based on the Committee's determination of the extent to which the Company has achieved its goals and an executive officer has met or exceeded individual goals, on information concerning compensation of individuals with comparable responsibilities at comparable companies in similar industries and on the compensation of other executive officers of the Company. Individual goals of executive officers are determined in consultation with management and generally relate to strategic goals within the responsibility of the executive officer, such as the identification of new research targets, the achievement of critical milestones in the Company's development of its products and capabilities, the ability to enter into new licensing and humanization arrangements using the Company's technology, the ability to obtain new products or additional product rights for existing products and the ability to recruit and retain qualified employees. The Chief Executive Officer's goals also include goals relating to the Company's financial performance, measured primarily by the adherence to budgeted expense levels and maintenance of adequate cash reserves.

        The Company's policy is that a significant component of the annual compensation of each executive officer be related to his or her individual performance and the performance of the Company. The Company does not award annual cash bonuses tied to such performance. Rather, the Company believes that the incentive provided by stock ownership and stock options is currently sufficient to motivate executive officers. The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interest of employees with stockholders. The Company uses a merit-based stock option compensation program for all employees of the Company pursuant to which the Committee recommends stock option grants to executive officers annually beginning approximately two years following the date of hire of the executive officer.

        During 1998, in accordance with the Company's new program initiated in 1998 to consider stock option grants annually, the Committee considered and recommended to the Board additional stock option grants to all eligible officers of the Company as well as additional stock option grants to two individuals who received promotions. All stock options recommended by the Committee for grant by the Board had an exercise price equal to the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market on or about the date of grant. The Committee believes that these stock options will provide value to the executive officer only when the price of the Company's Common Stock increases over the exercise price.

Chief Executive Officer's Compensation

        The Chief Executive Officer's base salary and stock option grant for 1998 were recommended to the Board of Directors by the Committee based upon the Committee's subjective weighting and consideration of a number of factors, including the results of his focal performance review, the degree to which he met his individual goals (which related to the financial performance of the Company, based substantially on the Company's budget for 1997, maintenance of adequate cash reserves, the Company's ability to successfully enter into and maintain collaborative and licensing relationships with pharmaceutical and biotechnology companies, the scientific and clinical success of the Company's research efforts and the successful recruitment and retention of qualified individuals as employees of the Company) as reviewed by the Committee, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of a selected group of biotechnology companies which the Committee believed to be representative of the industry. The Chief Executive Officer's 1998 salary (including life insurance premiums paid by the Company) was $398,521, an increase from $377,051 in 1997. In addition, in accordance with the Company's new program initiated in 1998 to consider stock option grants annually, in 1998 the Committee considered and recommended to the Board a stock option grant of 50,000 shares to the Chief Executive Officer at an exercise price equal to the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market on or about the date of grant.

                                                        COMPENSATION COMMITTEE

                                                        George M. Gould
                                                        Max Link


COMPARISON OF STOCKHOLDER RETURNS

Comparison of Cumulative Total Return (1) From January 1, 1994 through December 31, 1998 (2).

Protein Design Labs (PDL)
AMEX-Biotech (AMEX)
NASDAQ


                 1/1/94    3/31/94   6/30/94   9/30/94  12/31/94   3/31/95   6/30/95
                --------- --------- --------- --------- --------- --------- ---------
PDL                 $100       $91       $75       $80       $65       $83       $86
AMEX                 100        79        69        79        71        67        78
NASDAQ               100        96        91        99        98       107       122


                 9/30/95  12/31/95   3/31/96   6/30/96   9/30/96  12/31/96   3/31/97
                --------- --------- --------- --------- --------- --------- ---------
PDL                  $82       $95      $102       $93      $104      $151      $124
AMEX                  99       116       116       122       121       125       121
NASDAQ               137       138       145       157       162       170       161


                 6/30/97   9/30/97  12/31/97   3/31/98   6/30/98   9/30/98  12/31/98
                --------- --------- --------- --------- --------- --------- ---------
PDL                 $118      $160      $165      $162       $99       $99       $95
AMEX                 123       152       140       151       127       120       160
NASDAQ               190       222       209       244       251       227       293


1       Annual relative change in the cumulative total return on the Company's
Common Stock with the Center for Research in Securities Prices (CRSP)
Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the American Stock Exchange Biotechnology Index ("AMEX-Biotech"). AMEX-
Biotech is calculated using equal dollar weighting methodology.

2       Assumes that $100.00 was invested on January 1, 1994, in the Company's
Common Stock at the Company's closing sale price on December 31, 1993 and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Each director and each executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required by Section 16(a) of such act to report to the SEC by a specified date his or her transactions in the Company's securities. To the best of the Company's knowledge, all reports relating to stock ownership and such other reports required to be filed during 1998 under Section 16(a) by the Company's directors and executive officers were timely filed, with the exception of the Initial Statement of Beneficial Ownership of Securities on Form 3 for
Dr. Kirkman in August 1998, which form was filed late.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be included in the Company's Proxy Statement for the next annual meeting of stockholders of the Company
(i) must be received no later than January 11, 2000 by the Company at its offices at 34801 Campus Drive, Fremont, California 94555, and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's Proxy Statement for that meeting. Proposals of stockholders for matters to be voted on at the 2000 annual meeting of stockholders that are not included in the Company's Proxy Statement for the next annual meeting of stockholders of the Company which are received by the Company on or after January 12, 2000 but before March 26, 2000 will be considered untimely for inclusion in the Proxy Statement but the Company may exercise discretionary authority in determining whether to vote on such
proposals at the 2000 annual meeting of stockholders.   In any event,
proposals received on or after March 26, 2000 will be considered untimely.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.



                                By Order of the Board of
Directors


                                Douglas O. Ebersole
                                Secretary

Dated:  May 10, 1999


Side 1

PROXY

                      PROTEIN DESIGN LABS, INC.
            Proxy for Annual Meeting of Stockholders, June 17, 1999
              Solicited by the Board of Directors


        The undersigned hereby appoints Laurence Jay Korn and Douglas O. Ebersole, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Protein Design Labs, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company's principal offices, located at 34801 Campur Drive, Fremont, California 94555, on Friday, June 17, 1999 at 8 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side.

        The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.


Side 2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                      Please mark your
                                                      votes as indicated
                                                      in this example [X]


A vote FOR the following proposal is recommended by the Board of Directors:

1.  ELECTION OF DIRECTORS listed below:

Nominees:  George M. Gould, Esq.
           Jon S. Saxe, Esq.

           FOR  ALL               WITHHELD
           (except as             AUTHORITY
           noted below)           for all
              [ ]                   [ ]


INSTRUCTION:  To withhold authority
to vote for any individual nominee write that nominee's name in the space provided below.

___________________________________

2. To approve the 1999 Stock Option Plan to provide an available reserve of 925,000 shares of the Comapny's Common Stock for the grant of options to employees, officers, directors and consultants.

                   FOR       AGAINST     ABSTAIN
                   [ ]         [ ]         [ ]

 3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

                   FOR       AGAINST     ABSTAIN
                   [ ]         [ ]         [ ]


EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE
URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT
YOUR STOCK WILL BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b)accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 1998, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) _____________________________________ DATE ________________1999
Please sign exactly as names appear above. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.